EX-99.1

Explanation of Responses

1.
Kent C. McCarthy is the manager of Jayhawk Capital Management, L.L.C. (“JCM”), which is the general partner of Jayhawk Private Equity GP, L.P. (“JPEGP”).  JPEGP is the general partner of Jayhawk Private Equity Fund, L.P. (“JPEF”) and Jayhawk Private Equity Co-Invest Fund, L.P. (“JPECF”).  JPEF directly and solely owns 779,473 ordinary shares reported in this line.   JPECF directly and solely owns 49,091 ordinary shares reported in this line.  As a result, JPEGP, JCM and Mr. McCarthy each indirectly beneficially owns, in the aggregate, 828,564 ordinary shares reported in this line.  Kent C. McCarthy is also the manager of Jayhawk Private Equity, LLC (“JPE”), which is the general partner of Jayhawk Private Equity GP II, L.P. (“JPEGPII”).  JPEGPII is the general partner of Jayhawk Private Equity Fund II, L.P. (“JPEFII”).  JPEFII directly and solely owns 837,451 ordinary shares reported in this line.  As a result, JPEGPII, JPE, and Mr. McCarthy each indirectly beneficially own 837,451 ordinary shares reported in this line.  As a result of being the manager of JCM and JPE, Mr. McCarthy indirectly beneficially owns an aggregate of 1,666,015 ordinary shares reported in this line.  Mr. McCarthy disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

2.
Series A Preferred Shares and Series B Preferred Shares reported on this form are immediately convertible into ordinary shares, but a contractual provision prohibits JPEF, JPECF and JPEFII from converting such preferred stock if such conversion would result in such entities owning more than 4.99% of the issuer’s ordinary shares.  Due to the current ownership of JPEF, JPECF and JPEFII, they are contractually prohibited from converting the shares of convertible preferred stock into ordinary shares.

4.
Series A Preferred Shares and Series B Preferred Shares reported on this form are initially convertible into ordinary shares at a 1:1 ratio, which ratio is subject to adjustment as set forth in the terms of such preferred shares.

6.
JPEF, JPECF, and JPEFII each directly and solely owns 2,534,407, 159,574, and 2,268,094, respectively, Series A Preferred Shares that are convertible into ordinary shares reported in this line.  As a result, JPEGP, JCM and Mr. McCarthy each indirectly beneficially owns, in the aggregate, 2,693,981 Series A Preferred Shares, and JPE, JPEGPII and Mr. McCarthy each indirectly beneficially owns 2,268,094 Series A Preferred Shares. As a result of being the manager of JCM and JPE, Mr. McCarthy indirectly beneficially owns an aggregate of 4,962,075 Series A Preferred Shares.  Mr. McCarthy disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

7.
JPEF, JPECF, and JPEFII each directly and solely owns 2,479,317, 156,120, and 2,156,265, respectively, Series B Preferred Shares that are convertible into ordinary shares reported in this line.  As a result, JPEGP, JCM and Mr. McCarthy each indirectly beneficially owns, in the aggregate, 2,635,437 Series B Preferred Shares, and JPE, JPEGPII and Mr. McCarthy each indirectly beneficially owns 2,156,265 Series B Preferred Shares. As a result of being the manager of JCM and JPE, Mr. McCarthy indirectly beneficially owns an aggregate of 4,791,702 Series B Preferred Shares.  Mr. McCarthy disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.